Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.966.5939

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.966.5982

OSHKOSH CORPORATION REPORTS FISCAL 2019

FOURTH QUARTER AND FULL YEAR RESULTS

Announces Fiscal 2020 Estimated EPS Range

Announces 11.1 Percent Increase in Quarterly Cash Dividend to $0.30 Per Share

OSHKOSH, WI - (October 30, 2019) - Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and equipment, today reported fiscal 2019 fourth quarter net income of $150.0 million, or $2.17 per diluted share, compared to $151.3 million, or $2.05 per diluted share, in the fourth quarter of fiscal 2018. Adjusted1 net income was $132.4 million, or $1.80 per diluted share, in the fourth quarter of fiscal 2018. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the fourth quarter of fiscal 2019 increased 6.7 percent to $2.20 billion. The defense, fire & emergency and commercial segments all reported higher net sales.

Consolidated operating income in the fourth quarter of fiscal 2019 increased 0.6 percent to $203.1 million, or 9.2 percent of sales, compared to $201.9 million, or 9.8 percent of sales, in the fourth quarter of fiscal 2018. The increase was primarily due to the impact of the higher sales volumes, offset by the recognition in the fourth quarter of fiscal 2018 of a pre-tax gain on a litigation settlement of $19.0 million in the defense segment and the receipt of an insurance settlement of $6.6 million in the commercial segment. Adjusted1 operating income in the fourth quarter of fiscal 2018 was $180.6 million, or 8.8 percent of sales.

“We finished the year on a high note with strong fiscal fourth quarter earnings per share of $2.17, an increase of 20.6 percent over the prior year adjusted earnings per share and full year earnings per share of

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2019 Fourth Quarter

October 30, 2019

$8.21, or $8.31 on an adjusted basis, an increase of 30.5 percent and 30.7 percent, respectively,” said Wilson R. Jones, president and chief executive officer of Oshkosh Corporation. “Our strong fourth quarter performance was the result of commitment by our entire team. Our fire & emergency and defense segments both posted double digit percentage revenue and adjusted operating income growth compared with last year and our commercial segment delivered higher sales and operating income as well. Our access equipment team delivered strong results in the face of moderating demand in their key rental equipment markets.

“Looking ahead, I am confident in our team’s ability to navigate through changing market conditions in our access equipment segment and position Oshkosh Corporation to continue to deliver strong results. Our defense, fire & emergency and commercial segments provide a solid foundation for the Company in fiscal 2020. Our rental equipment customers in North America and Europe are taking a cautious approach to capital expenditures, which we believe will lead to lower, but still historically strong, sales and earnings in the access equipment segment in fiscal 2020.

“We are initiating our earnings per share expectations for fiscal 2020 with a range of $7.30 to $8.10, which would be the third highest earnings per share in the Company’s history. This earnings range includes an estimated $25 million, or $0.28 per share, of higher new product development investment as we continue to build for the future.” said Jones.

Factors affecting fourth quarter results for the Company’s business segments included:

Access Equipment - Access equipment segment net sales in the fourth quarter of fiscal 2019 decreased 4.2 percent to $1.02 billion. The decrease in sales was due to lower sales volume in the Europe, Middle East and Africa region.

Access equipment segment operating income in the fourth quarter of fiscal 2019 decreased 0.3 percent to $126.5 million, or 12.4 percent of sales, compared to $126.9 million, or 12.0 percent of sales, in the fourth quarter of fiscal 2018. The decrease in operating income was primarily due to the impact of the lower sales volume and higher marketing spending, largely offset by favorable regional mix and lower freight costs.

Access equipment segment results for the fourth quarter of fiscal 2018 included pre-tax charges and inefficiencies associated with restructuring actions of $1.3 million. Excluding these charges and inefficiencies, adjusted1 operating income was $128.2 million, or 12.1 percent of sales, in the fourth quarter of fiscal 2018.

Defense - Defense segment net sales for the fourth quarter of fiscal 2019 increased 22.7 percent to $570.2 million. The increase in sales was due to the continued ramp up of JLTV sales to the U.S. government.

Defense segment operating income in the fourth quarter of fiscal 2019 decreased 19.8 percent to $50.5 million, or 8.9 percent of sales, compared to $63.0 million, or 13.6 percent of sales, in the fourth quarter of fiscal 2018. The decrease in operating income was due to the recognition of a pre-tax gain on a litigation settlement of $19.0 million in the fourth quarter of fiscal 2018. Excluding this gain, adjusted1 operating income was $44.0 million, or 9.5 percent of sales, in the fourth quarter of fiscal 2018. Apart from the litigation settlement, the impact on operating income of higher sales volume was offset in part by an adverse product mix.

Fire & Emergency - Fire & emergency segment net sales for the fourth quarter of fiscal 2019 increased 22.1 percent to $346.4 million due to the recognition of a number of international fire apparatus sales, improved pricing and changes associated with the application of the new revenue recognition standard. Fire & emergency segment sales for the fourth quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $337.0 million, an increase of 18.8 percent compared to the fourth quarter of fiscal 2018.

Fire & emergency segment operating income in the fourth quarter of fiscal 2019 increased 23.9 percent to $49.3 million, or 14.2 percent of sales, compared to $39.8 million, or 14.0 percent of sales, in the fourth quarter of fiscal 2018. The increase in operating income was due to the impact of higher sales volume and improved

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Oshkosh Corporation Reports Results for Fiscal 2019 Fourth Quarter

October 30, 2019

price/cost dynamics, offset in part by a favorable extended warranty adjustment in the fourth quarter of fiscal 2018.

Commercial - Commercial segment net sales for the fourth quarter of fiscal 2019 increased 4.6 percent to $266.0 million due to higher refuse collection vehicle sales volumes. Commercial segment sales for the fourth quarter of fiscal 2019 without the adoption of the new revenue recognition standard would have been $276.6 million, an increase of 8.8 percent compared to the fourth quarter of fiscal 2018.

Commercial segment operating income in the fourth quarter of fiscal 2019 increased 6.2 percent to $18.8 million, or 7.1 percent of sales, compared to $17.7 million, or 7.0 percent of sales, in the fourth quarter of fiscal 2018. The increase in operating income was largely due to the impact of higher sales offset in part by the receipt of an insurance settlement of $6.6 million in the fourth quarter of fiscal 2018.

Commercial segment results for the fourth quarter of fiscal 2018 included a $6.6 million pre-tax gain on the receipt of insurance proceeds, pre-tax restructuring charges of $1.6 million and a pre-tax loss on the sale of a business of $1.4 million. Excluding these items, adjusted1 operating income was $14.1 million, or 5.5 percent of sales, in the fourth quarter of fiscal 2018.

Corporate - Corporate operating costs in the fourth quarter of fiscal 2019 decreased $3.5 million to $42.0 million primarily as a result of lower incentive compensation.

Interest Expense Net of Interest Income - Interest expense net of interest income in the fourth quarter of fiscal 2019 increased $1.8 million to $12.2 million.

Provision for Income Taxes - The Company recorded income tax expense in the fourth quarter of fiscal 2019 of $41.7 million, or 21.7 percent of pre-tax income, compared to $38.3 million, or 20.2 percent of pre-tax income, in the fourth quarter of fiscal 2018. Adjusted1 income tax expense in the fourth quarter of fiscal 2018 was $35.9 million, or 21.3 percent of adjusted1 pre-tax income. The Company recorded $4.1 million and $8.1 million of discrete tax benefits in adjusted1 income tax expense in the fourth quarter of fiscal 2019 and 2018, respectively.

Share Repurchases – The Company repurchased 822,905 shares of Common Stock for $66.2 million in the fourth quarter of fiscal 2019. Share repurchases benefited earnings per share in the fourth quarter of fiscal 2019 by $0.15 compared to the fourth quarter of fiscal 2018.

Full-Year Results

The Company reported net sales for fiscal 2019 of $8.38 billion and net income of $579.4 million, or $8.21 per diluted share. This compares with net sales of $7.71 billion and net income of $471.9 million, or $6.29 per diluted share, in the prior year. Results for fiscal 2019 included a $7.0 million tax charge related to an adjustment of the repatriation tax required under tax legislation passed in the United States in December 2017. Excluding this item, adjusted1 net income for fiscal 2019 was $586.4 million, or $8.31 per diluted share. Results for fiscal 2018 included after-tax charges and inefficiencies of $27.5 million associated with restructuring actions in the access equipment and commercial segments, a $15.4 million after-tax gain on a litigation settlement in the defense segment, $7.7 million of after-tax debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and credit agreement, a $4.9 million after-tax gain on the receipt of insurance proceeds in the commercial segment, an after-tax loss on the sale of a business in the commercial segment of $1.0 million and tax benefits of $10.7 million related to the implementation of tax reform in the United States. Excluding these items, fiscal 2018 adjusted1 net income was $477.1 million, or $6.36 per diluted share. The impact of higher consolidated sales, the absence of restructuring-related charges and the application of the new revenue recognition standard contributed to the improvement in net income for fiscal 2019 compared to fiscal 2018. Share repurchases benefited earnings per share in fiscal 2019 by $0.53 compared to

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Oshkosh Corporation Reports Results for Fiscal 2019 Fourth Quarter

October 30, 2019

fiscal 2018. The adoption of the new revenue recognition standard benefited consolidated sales and operating income for fiscal 2019 by $79.7 million and $20.6 million, respectively.

Fiscal 2020 Expectations

The Company announced its fiscal 2020 diluted earnings per share estimate range of $7.30 to $8.10 on projected net sales between $7.9 billion and $8.2 billion. These estimates reflect operating income between $690 million and $765 million.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.30 per share of Common Stock. The dividend, increased by 11.1 percent from the previous dividend, will be payable on December 2, 2019, to shareholders of record as of November 18, 2019.

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its fiscal 2019 fourth quarter results and its full-year fiscal 2020 outlook. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may

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Oshkosh Corporation Reports Results for Fiscal 2019 Fourth Quarter

October 30, 2019

affect the Company, its suppliers or its customers; performance issues with key suppliers or subcontractors; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that an escalating trade war and related tariffs could reduce the competitiveness of the Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs more than 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, CON-E-CO® and London™. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2019 Fourth Quarter

October 30, 2019

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Net sales	$2,195.7	$2,057.0	$8,382.0	$7,705.5
Cost of sales	1,798.4	1,681.1	6,864.6	6,346.9
Gross income	397.3	375.9	1,517.4	1,358.6

Operating expenses:
Selling, general and administrative	185.0	164.8	683.5	664.3
Amortization of purchased intangibles	9.2	9.2	36.9	38.3
Total operating expenses	194.2	174.0	720.4	702.6
Operating income	203.1	201.9	797.0	656.0

Other income (expense):
Interest expense	(13.2)	(14.0)	(54.4)	(70.9)
Interest income	1.0	3.6	6.8	15.3
Miscellaneous, net	1.0	(1.7)	1.3	(5.8)
Income before income taxes and earnings (losses) of unconsolidated affiliates	191.9	189.8	750.7	594.6
Provision for income taxes	41.7	38.3	171.3	123.8
Income before earnings (losses) of unconsolidated affiliates	150.2	151.5	579.4	470.8
Equity in earnings (losses) of unconsolidated affiliates	(0.2)	(0.2)	-	1.1
Net income	$150.0	$151.3	$579.4	$471.9

Earnings per share:
Basic	$2.20	$2.08	$8.30	$6.38
Diluted	2.17	2.05	8.21	6.29

Basic weighted-average shares outstanding	68,196,577	72,880,114	69,819,980	74,001,582
Dilutive equity-based compensation awards	800,670	874,078	738,255	980,417
Diluted weighted-average shares outstanding	68,997,247	73,754,192	70,558,235	74,981,999

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Oshkosh Corporation Reports Results for Fiscal 2019 Fourth Quarter

October 30, 2019

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	September 30, 2019	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$448.4	$454.6
Receivables, net	1,082.3	1,286.2
Unbilled receivables	549.5	235.4
Inventories, net	1,249.2	1,227.7
Other current assets	78.9	66.0
Total current assets	3,408.3	3,269.9
Property, plant and equipment:
Property, plant and equipment	1,360.9	1,222.7
Accumulated depreciation	(787.3)	(741.6)
Property, plant and equipment, net	573.6	481.1
Goodwill	995.7	1,007.9
Purchased intangible assets, net	432.3	469.4
Other long-term assets	156.4	65.9
Total assets	$5,566.3	$5,294.2

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$-	$-
Accounts payable	795.5	776.9
Customer advances	382.0	444.9
Payroll-related obligations	183.6	192.5
Other current liabilities	380.8	275.8
Total current liabilities	1,741.9	1,690.1
Long-term debt, less current maturities	819.0	818.0
Other long-term liabilities	405.6	272.6
Commitments and contingencies
Shareholders’ equity	2,599.8	2,513.5
Total liabilities and shareholders’ equity	$5,566.3	$5,294.2

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Oshkosh Corporation Reports Results for Fiscal 2019 Fourth Quarter

October 30, 2019

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Twelve Months Ended September 30,
	2019	2018
Operating activities:
Net income	$579.4	$471.9
Depreciation and amortization	115.2	120.5
Stock-based compensation expense	29.0	26.7
Deferred income taxes	10.0	(3.1)
Gain (loss) on sale of assets	(3.3)	1.1
Foreign currency transaction (gains) losses	0.8	1.4
Debt extinguishment costs	-	10.3
Other non-cash adjustments	0.3	2.3
Changes in operating assets and liabilities	(142.3)	(194.8)
Net cash provided by operating activities	589.1	436.3

Investing activities:
Additions to property, plant and equipment	(168.4)	(95.3)
Additions to equipment held for rental	(26.6)	(4.8)
Proceeds from sale of property, plant and equipment	3.1	5.7
Proceeds from sale of equipment held for rental	12.0	5.8
Other investing activities	6.1	(1.8)
Net cash used by investing activities	(173.8)	(90.4)

Financing activities:
Proceeds from issuance of debt	-	639.4
Repayments of debt	-	(653.8)
Debt issuance costs	-	(12.9)
Repurchases of Common Stock	(357.4)	(257.0)
Dividends paid	(75.5)	(71.2)
Proceeds from exercise of stock options	11.3	16.6
Net cash used by financing activities	(421.6)	(338.9)

Effect of exchange rate changes on cash	0.1	0.6
Increase (decrease) in cash and cash equivalents	(6.2)	7.6
Cash and cash equivalents at beginning of period	454.6	447.0
Cash and cash equivalents at end of period	$448.4	$454.6

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Oshkosh Corporation Reports Results for Fiscal 2019 Fourth Quarter

October 30, 2019

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended September 30,
	2019			2018
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$479.0	$-	$479.0	$555.7	$-	$555.7
Telehandlers	307.0	-	307.0	284.3	-	284.3
Other	230.5	-	230.5	220.6	-	220.6
Total access equipment	1,016.5	-	1,016.5	1,060.6	-	1,060.6

Defense	569.7	0.5	570.2	464.1	0.5	464.6

Fire & Emergency	342.7	3.7	346.4	279.4	4.3	283.7

Commercial
Concrete placement	106.5	-	106.5	120.3	-	120.3
Refuse collection	125.2	-	125.2	103.0	-	103.0
Other	34.1	0.2	34.3	29.2	1.7	30.9
Total commercial	265.8	0.2	266.0	252.5	1.7	254.2
Corporate and intersegment eliminations	1.0	(4.4)	(3.4)	0.4	(6.5)	(6.1)
	$2,195.7	$-	$2,195.7	$2,057.0	$-	$2,057.0

	Twelve Months Ended September 30,
	2019			2018
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$1,944.4	$-	$1,944.4	$2,017.2	$-	$2,017.2
Telehandlers	1,254.9	-	1,254.9	948.9	-	948.9
Other	880.4	-	880.4	810.7	-	810.7
Total access equipment	4,079.7	-	4,079.7	3,776.8	-	3,776.8

Defense	2,030.3	1.8	2,032.1	1,827.3	1.6	1,828.9

Fire & Emergency	1,249.8	16.3	1,266.1	1,053.6	16.1	1,069.7

Commercial
Concrete placement	439.9	-	439.9	491.8	-	491.8
Refuse collection	451.9	-	451.9	438.3	-	438.3
Other	128.3	2.1	130.4	116.7	7.9	124.6
Total commercial	1,020.1	2.1	1,022.2	1,046.8	7.9	1,054.7
Corporate and intersegment eliminations	2.1	(20.2)	(18.1)	1.0	(25.6)	(24.6)
	$8,382.0	$-	$8,382.0	$7,705.5	$-	$7,705.5

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Oshkosh Corporation Reports Results for Fiscal 2019 Fourth Quarter

October 30, 2019

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Operating income (loss):
Access Equipment	$126.5	$126.9	$502.6	$387.5
Defense	50.5	63.0	203.3	225.4
Fire & Emergency	49.3	39.8	176.5	137.6
Commercial	18.8	17.7	66.8	67.5
Corporate and intersegment eliminations	(42.0)	(45.5)	(152.2)	(162.0)
	$203.1	$201.9	$797.0	$656.0

	September 30,
	2019	2018
Period-end backlog:
Access Equipment	$390.1	$962.4
Defense	2,487.8	1,856.4
Fire & Emergency	970.1	978.1
Commercial	296.7	376.0
	$4,144.7	$4,172.9

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures (in millions, except per share amounts):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Access equipment segment operating income (GAAP)	$126.5	$126.9	$502.6	$387.5
Costs and inefficiencies related to restructuring actions	-	1.3	-	29.5
Adjusted access equipment segment operating income (non-GAAP)	$126.5	$128.2	$502.6	$417.0

Defense segment operating income (GAAP)	$50.5	$63.0	$203.3	$225.4
Litigation settlement	-	(19.0)	-	(19.0)
Adjusted defense segment operating income (non-GAAP)	$50.5	$44.0	$203.3	$206.4

Commercial segment operating income (GAAP)	$18.8	$17.7	$66.8	$67.5
Restructuring costs	-	1.6	-	5.9
Proceeds from business interruption insurance	-	(6.6)	-	(6.6)
Loss on sale of a business	-	1.4	-	1.4
Adjusted commercial segment operating income (non-GAAP)	$18.8	$14.1	$66.8	$68.2

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Oshkosh Corporation Reports Results for Fiscal 2019 Fourth Quarter

October 30, 2019

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2019	2018	2019	2018
Consolidated operating income (GAAP)	$203.1	$201.9	$797.0	$656.0
Costs and inefficiencies related to restructuring actions	-	2.9	-	35.4
Litigation settlement	-	(19.0)	-	(19.0)
Proceeds from business interruption insurance	-	(6.6)	-	(6.6)
Loss on sale of a business	-	1.4	-	1.4
Adjusted consolidated operating income (non-GAAP)	$203.1	$180.6	$797.0	$667.2

Interest expense net of interest income (GAAP)	$(12.2)	$(10.4)	$(47.6)	$(55.6)
Debt extinguishment costs	-	-	-	9.9
Adjusted interest expense net of interest income (non-GAAP)	$(12.2)	$(10.4)	$(47.6)	$(45.7)

Provision for income taxes (GAAP)	$41.7	$38.3	$171.3	$123.8
Income tax benefit of costs and inefficiencies related to restructuring	-	0.5	-	7.9
Income tax expense on litigation settlement	-	(3.6)	-	(3.6)
Income tax expense on insurance proceeds	-	(1.7)	-	(1.7)
Income tax benefit of loss on sale of a business	-	0.4	-	0.4
Income tax benefit of debt extinguishment costs	-	-	-	2.2
Revaluation of net deferred tax liabilities	-	-	-	30.2
Repatriation tax	-	2.0	(7.0)	(19.5)
Adjusted provision for income taxes (non-GAAP)	$41.7	$35.9	$164.3	$139.7

Net income (GAAP)	$150.0	$151.3	$579.4	$471.9
Costs and inefficiencies related to restructuring, net of tax	-	2.4	-	27.5
Litigation settlement, net of tax	-	(15.4)	-	(15.4)
Insurance proceeds, net of tax	-	(4.9)	-	(4.9)
Loss on sale of a business, net of tax	-	1.0	-	1.0
Debt extinguishment costs, net of tax	-	-	-	7.7
Revaluation of net deferred tax liabilities	-	-	-	(30.2)
Repatriation tax	-	(2.0)	7.0	19.5
Adjusted net income (non-GAAP)	$150.0	$132.4	$586.4	$477.1

Earnings per share-diluted (GAAP)	$2.17	$2.05	$8.21	$6.29
Costs and inefficiencies related to restructuring, net of tax	-	0.05	-	0.37
Litigation settlement, net of tax	-	(0.21)	-	(0.21)
Insurance proceeds, net of tax	-	(0.07)	-	(0.07)
Loss on sale of a business, net of tax	-	0.01	-	0.01
Debt extinguishment costs, net of tax	-	-	-	0.10
Revaluation of net deferred tax liabilities	-	-	-	(0.39)
Repatriation tax	-	(0.03)	0.10	0.26
Adjusted earnings per share-diluted (non-GAAP)	$2.17	$1.80	$8.31	$6.36

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